UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 25, 2013

STANDARD DRILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

870 Market Street, Suite 828

San Francisco, California 94102

(Address of principal executive offices)  (zip code)

(650) 380-8280

(Registrant’s telephone number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS

R. Nickolas Jones has informed us that he is declining his appointment as our Chief Financial Officer, effective February 25, 2013.     Mr. Jones had been appointed to serve as our Chief Financial Officer, effective February 11, 2013, in connection with the change of control transaction associated with the Acquisition and Share Exchange Agreement (the “Exchange Agreement”) by and among us, The E-Factor Corp. (“EFactor”) and certain EFactor shareholders.

Due to Mr. Jones declination to serve as our Chief Financial Officer, our Board of Directors has appointed James E. Solomon, a current member of our Board of Directors to fill the vacancy created by Mr. Jones departure.  Mr. Solomon became a member of the Company’s Board of Director on February 11, 2013, in connection with the change of control transaction associated with the Exchange Agreement.  Mr. Solomon is a Certified Public Accountant (CPA) and has served as a Chief Financial Officer (CFO), Director and Audit Committee Chairman of several publicly held companies.  Since 2008, Mr. Solomon has been the Chief Financial Officer and a Director of Broadcast International.  From 2001 – 2008, he served as a Director of Nevada Chemicals Company, and from 1990 – 2001, he was a Director of Lifshultz Industries. Mr. Solomon has served as the Audit Committee Chairman for Broadcast International, Nevada Chemicals Company, and Lifshultz Industries, all publicly held companies.

The terms of Mr. Solomon’s employment compensation have not yet been determined.

There are no arrangements or understandings between Mr. Solomon and any other person pursuant to which he was selected as Chief Financial Officer..

There is no family relationship between Mr. Solomon and any of the directors or executive officers.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2013	Standard Drilling, Inc.
a Nevada corporation
/s/ Adriaan Reinders

By: Adriaan Reinders
Its: President